EXHIBIT 99.1

NEWS RELEASE	Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	ExecutiveVice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores Confirms Q2 EPS Expectations on July Sales Increases

— July Total Sales Up 6% —

— Same-Store Sales Up 1% —

IRVING, Texas –August 7, 2003 – Michaels Stores, Inc. (NYSE: MIK) today reported that total sales for the month of July increased 6% to $203.7 million from $191.4 million for the same month last year while same-store sales increased 1%. Second quarter sales of $616.7 million for fiscal 2003 increased 7% from $576.7 million for the same period a year ago. Same-store sales for the quarter grew 1%, following last year’s strong second quarter same-store sales increase of 9%. Year-to-date sales of $1.273 billion increased 8% from $1.180 billion for the same period last year while same-store sales were up 2% year-to-date.

     For the month and quarter, the Company’s best performing departments were Summer Seasonal, Apparel Crafts, General Crafts, Floral, and Ribbon with strongest sales coming in the Northeast, Southeast, and Mid-Atlantic zones. For the month, customer traffic was flat and average ticket increased 1%. For the quarter, both customer traffic and average ticket increased 1% while custom frame deliveries decreased 1%.

     Michael Rouleau, Chief Executive Officer, stated, “Given last year’s outstanding performance, we are pleased with our sales results for the most recent month and quarter, and we continue to expect second quarter diluted earnings per share to range from $.32 to $.36.”

     Rouleau added, “We have adjusted our quarterly outlook for the remainder of the year. While we continue to expect 15% to 17% growth in full year diluted earnings per share, ranging from $2.40 to $2.45, we now estimate that diluted earnings per share will be $.46 to $.50 in the third quarter and $1.28 to $1.32 for the fourth quarter. For the full year, we continue to expect same-store sales to increase 2% to 4%, with same-store sales to be flat to up 2% in the third quarter and up 4% to 6% in the fourth quarter.”

     The Company also stated that its perpetual inventory and automated replenishment projects continue to be implemented as planned. As of the end of July, 616 stores, representing 76% of the Michaels store base, are on the perpetual inventory system with approximately 40% of the basic, replenishable SKU’s in those stores on automated replenishment. All stores are expected to be on the perpetual inventory system by the end of this fiscal year with all basic, replenishable SKU’s on automated replenishment by July of 2004.

     A conference call will be held at 7:30 a.m. CDT today to discuss July sales results. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until Thursday, August 14. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 3697327.

     The Company plans to release its Second Quarter earnings results on Wednesday, August 27, 2003 and will host a conference call at 4:00 p.m. CDT on that date to discuss them. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 3697349.

     Michaels Stores, Inc. (www.michaels.com) is the world’s largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 781 Michaels stores in 48 states and Canada, 157 Aaron Brothers stores, located primarily on the West Coast, one ReCollections store in Frisco, Texas, and one wholesale operation located in Dallas, Texas.

     Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972/409•1300